AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1998
                                                     REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      _____________________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           SNYDER COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                          7389                    52-1983617
 (State or other jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)      Classification Number)     Identification Number)


                              TWO DEMOCRACY CENTER
                        6903 ROCKLEDGE DRIVE, 15TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (301) 468-1010
   (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                               A. CLAYTON PERFALL
                             CHIEF FINANCIAL OFFICER
                              TWO DEMOCRACY CENTER
                        6903 ROCKLEDGE DRIVE, 15TH FLOOR
                            BETHESDA, MARYLAND 20817
                                 (301) 468-1010
    (Name, address, including ZIP code, and telephone number, including area code, of agent for service)


                                    COPY TO:

                             NORMAN D. CHIRITE, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [X]

                             -----------------------
                         CALCULATION OF REGISTRATION FEE

===============================================================================================================

                                                                          PROPOSED
                                      AMOUNT       PROPOSED MAXIMUM       MAXIMUM
     TITLE OF EACH CLASS OF            TO BE        OFFERING PRICE       AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED       PER UNIT(1)     OFFERING PRICE(1)  REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value         105,000           $37.188         $3,904,740            $1,152
===============================================================================================================

(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average high and low sale prices of the common stock, par value $0.001 per share, of Snyder Communications, Inc. (the "Snyder Common Stock") as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape on January 20, 1998.
(2) The registration fee for the Snyder Common Stock registered hereby, $1,152, has been calculated pursuant to Section 6(b) of, and Rule
     457(c) under, the Securities Act, as follows: 0.000295, multiplied by the product of: (x) $37.188, the average of the high and low sale prices per share of Snyder Common Stock as reported on the NYSE Composite Tape on January 20, 1998 and (y) 105,000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  Subject to Completion, Dated January 21, 1998

PROSPECTUS
                           SNYDER COMMUNICATIONS, INC.

                         105,000 Shares of Common Stock
                                ($.001 Par Value)

         This Prospectus relates to the offer and sale of up to 105,000 shares (the "Shares") of the common stock, $.001 par value (the "Common Stock"), of Snyder Communications, Inc., a Delaware corporation ("Snyder" or the "Company"). The Shares may be sold by certain stockholders of the Company or by their transferees, pledgees, donees or their successors (the "Selling Stockholders") from time to time in transactions effected on The New York Stock Exchange, Inc. (the "NYSE") or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution." Certain restrictions on the ability of the Selling Stockholders to sell Shares owned by them are described under "Selling Stockholders."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses of registration of the Shares under federal or state securities laws and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Selling Stockholders and any underwriters, dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit realized on the resale of the Shares purchased by them may be deemed to constitute underwriting commissions, concessions, allowances or discounts under the Securities Act. See "Plan of Distribution."

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

         The Shares offered for resale by the Selling Stockholders are being offered pursuant to a registration rights agreement. See "Selling Stockholders."

         The Common Stock is traded on the NYSE under the symbol "SNC." The last reported sale price of the Common Stock as reported on the NYSE Composite Tape on January 20, 1998 was $37.313 per share.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998.

         NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              AVAILABLE INFORMATION

         The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to U.S. private issuers with securities registered thereunder, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Commission's Web site at (http://www.sec.gov). Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Materials that the Company files electronically with the Commission are available at the Commission's website (http://www.sec.gov), which contains reports, proxy statements, information statements and other information regarding issuers that file electronically with the Commission.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Securities Act and the Exchange Act (File No. 1-12145) are incorporated by reference in this Prospectus: (i) the Company's Registration Statement on Form S-1 (Registration No. 333-33691); (ii) the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, filed by the Company with the Commission on March 21, 1997; (iii) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1997, filed by the Company with the Commission on May 15, 1997; (iv) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997, filed by the Company with the Commission on August 14, 1997; (v) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1997, filed by the Company with the Commission on November 14, 1997; (vi) the Company's Current Report on Form 8-K dated January 6, 1996, filed by the Company with the Commission on January 17, 1997, as amended; (vii) the Company's Current Report on Form 8-K dated January 17, 1997, filed by the Company with the Commission on January 31, 1997; (viii) the Company's Current Report on Form 8-K dated March 18, 1997, filed by the Company with the Commission on April 2, 1997, as amended; (ix) the Company's Current Report on Form 8-K dated July 11, 1997, filed by the Company with the Commission on July 25, 1997; (x) the Company's Current Report on Form 8-K dated July 13, 1997, filed by the Company with the Commission on July 28, 1997; (xi) the Company's Current Report on Form 8-K dated July 31, 1997, filed by the Company with the Commission on August 25, 1997; (xii) the Company's Current Report on Form 8-K dated August 28, 1997, filed by the Company with the Commission on September 12, 1997; (xiii) the Company's Current Report on Form 8-K dated August 31, 1997, filed by the Company with the Commission on September 18, 1997; (xiv) the Company's Current Report on Form 8-K dated November 25, 1997, filed by the Company with the Commission on January 21, 1998 and (xv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 9, 1996, including any amendment or report filed for the purposes of updating such description.

         All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including, however, the exhibits to such documents unless such exhibits are specifically incorporated by reference in such information). Such requests should be directed to: Snyder Communications, Inc., Two Democracy Center, 6903 Rockledge Drive, 15th Floor, Bethesda, Maryland 20817; Attention: Secretary, telephone number (301) 468-1010.

                                     SUMMARY

         The following description is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto incorporated by reference in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that MMD, Inc., Brann Holdings Limited ("Brann"), American List Corporation ("American List"), Sampling Corporation of America, Bounty Group Holdings Limited ("Bounty"), GEM Communications Inc., Rapid Deployment Group Limited
("RDL") and PharmFlex, Inc. (collectively, the "Acquisitions"), because the acquisition of each such company was accounted for as a pooling of interests, were all wholly-owned subsidiaries of the Company. As used herein, the "Company" or "Snyder" means Snyder Communications, Inc., including the Acquisitions and its other directly and indirectly owned subsidiaries. In this Prospectus, references to "dollar" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. References to "United Kingdom" and "U.K." refer to the United Kingdom of Great Britain and Northern Ireland.

                                   THE COMPANY

         The Company is a rapidly growing international provider of complete marketing solutions primarily to Fortune 500 size companies that outsource elements of their global sales and marketing efforts. The Company integrates its various capabilities, including its proprietary distribution channels, into innovative, value-added marketing programs that supplement its clients' sales and marketing activities. The Company identifies high-value consumer segments; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care and retention services. The Company's resources include proprietary databases of targeted consumers and small businesses, database management services, proprietary product sampling programs and publications, sponsored information displays in proprietary locations, marketing program consultants, field sales and marketing representatives, inbound and outbound teleservice representatives, and direct mail and fulfillment capabilities. By expanding the range of its capabilities, its specialized distribution channels and its geographical presence, the Company seeks to provide a single source for its clients' outsourced sales and marketing needs.

         The Company's revenues, exclusive of acquisitions, in 1995 and 1996 were $42.9 million and $82.8 million, respectively. The Company's consolidated revenues, restated to include revenues from the Acquisitions for all reported periods, increased from $187.6 million in 1995 to $266.4 million in 1996, and from $188.6 million in the first nine months of 1996 to $238.2 million in the first nine months of 1997. To date, substantially all of the Company's revenues have been generated from operations in the U.S. and U.K.

         The Company's clients primarily are global companies with large annual sales and marketing expenditures facing significant competitive pressures to retain or expand market share. The clients operate in various industries, including telecommunications, pharmaceuticals, consumer packaged goods, financial services and gas and electric utilities. Based on 1996 revenues, the ten largest clients of the Company, listed alphabetically, were Astra Pharmaceuticals, AT&T, Bayer, Bristol Myers Squibb, Hoechst Marion Roussel, MCI, Novartis Consumer Health, Procter & Gamble, Wyeth-Ayerst and Zurich Municipal.

         The Company's marketing programs utilize the resources of one or more of the Company's four service groups: Direct Services, Media and Sampling Services, Medical Services and Data Delivery Services. Prior to September 1996 when the Company had its initial public offering of common stock, substantially all of the Company's capabilities were located in the United States and consisted of field sales representatives and teleservices associates in its Direct Services group and information displays and sampling pack programs in its Media and Sampling Services group.

         In order to broaden the range of services it provides to its clients and to expand geographically, since January 1, 1997, the Company has completed several acquisitions of companies engaged in the marketing industry in the U.S., the U.K., Ireland and Hungary, including, among others, the Acquisitions. To complement and supplement its existing management depth, the Company retained the key members of management of each of the acquired companies.

                             ----------------------

         For additional information relating to the Company's business, operations, properties, certain Acquisitions and other matters, see the documents referred to above under "Incorporation of Certain Information by Reference."

                                  RISK FACTORS

        This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this prospectus before purchasing the shares of Common Stock offered hereby.

RELIANCE ON SIGNIFICANT CLIENTS

        Until recently, AT&T was the Company's largest client, accounting for $50.4 million, or 18.9%, of the Company's 1996 revenues. The Company provided direct sales services for certain of AT&T's consumer and commercial products under several operating agreements through December 1997. Upon expiration of the Company's consumer contract with AT&T in December 1997, the Company elected not to renew the contract and began providing similar services to GTE Communications Corporation ("GTE") under a three-year contract which the Company expects will generate greater revenues than the expired AT&T contract. The Company currently continues to provide direct sales services targeting commercial customers for AT&T, although the Company anticipates that it may in the near future discontinue its relationship with AT&T and cease providing AT&T with such services. In such event, the Company expects that it will provide direct sales services targeting commercial customers to one or more other clients. There can be no assurance that the provision by the Company of direct sales services in consumer markets on behalf of GTE will generate revenues or profitability which are greater than or equal to those that were previously generated as a result of the Company's provision of similar services to AT&T or that, if the Company discontinues its commercial customer marketing program with AT&T, the Company will be able to replace that program with business generating comparable revenues or profitability.

        The Company's ten largest clients accounted for 58.3% of the Company's 1996 revenues. The ten largest clients of the Company, listed alphabetically and based on 1996 revenues, were Astra Pharmaceuticals, AT&T, Bayer, Bristol Myers Squibb, Hoechst Marion Roussel, MCI, Novartis Consumer Health, Procter & Gamble, Wyeth-Ayerst and Zurich Municipal. Certain clients use a significant portion of the services of one of the Company's service groups, such as Procter & Gamble for the Media and Sampling Services group. The loss of any of the Company's significant clients could have a material adverse effect on the Company's results of operations. As is typical in the industry, the vast majority of the Company's contracts either are short-term or are cancelable on specified notice periods by the client. As a result, there can be no assurance that the Company's most significant clients will continue to do business with the Company over the long term. If any of the Company's significant clients elect not to renew their contracts, it could have a material adverse effect on the Company's results of operations.

GROWTH THROUGH ACQUISITIONS

        The Company plans to continue to expand its business through complementary acquisitions. On December 31, 1997, the Company entered into an agreement and plan of merger with Blau Marketing Technologies, Inc., a Delaware corporation ("Blau"). The transaction has been approved by Blau's board of directors and principal shareholders, but remains subject to the approval of other shareholders of Blau. The Company is currently evaluating several additional acquisitions and expects to continue to consider growth opportunities through additional acquisitions which may involve payments in cash or the issuance of additional shares of Common Stock, although there are no definitive arrangements or agreements to do so at this time. There can be no assurance that the Company will have sufficient capital resources to continue to pursue this aspect of its growth strategy. Additionally, there can be no assurance that the Company will successfully identify, complete or integrate additional acquisitions or that any acquired companies, including its recent acquisitions, will perform as expected or will contribute significant revenues or profits to the Company. The Company may also, in the future, face increased competition for acquisition opportunities, which may inhibit the Company's ability to consummate suitable acquisitions on terms favorable to the Company.

INTEGRATION OF ACQUISITIONS

        Since January 1, 1997, the Company has completed several acquisitions, including, among others, the Acquisitions. The services provided by the acquired companies, although complementary, differ in varying degrees from the services offered by the Company. There can be no assurance that the anticipated benefits with respect to the clients and targeted markets of these acquisitions will be achieved. Moreover, the Company had limited experience in acquiring businesses prior to these acquisitions. Thus, the Company has not yet demonstrated the long-term ability to successfully manage an acquired business. There can be no assurance that the Company will be able to manage successfully the new service areas of the Company, the employees of such service areas or the client bases supported by such service areas. The inability of the Company to integrate and manage acquired businesses successfully could have a material adverse effect upon the Company.

MANAGEMENT OF GROWTH

        The Company has experienced rapid growth over the past several years. Continued growth depends to a significant degree on the Company's ability to successfully utilize its existing infrastructure and databases to perform services for other clients, as well as on the Company's ability to develop and successfully implement new marketing methods or channels for new services for existing and new clients. Continued growth will also depend on a number of other factors, including the Company's ability to maintain the high quality of the services it provides to customers and to increase its penetration with existing customers, recruit, motivate and retain qualified personnel, and train existing sales representatives or recruit new sales representatives on an economic basis to sell different categories of services or products. The Company's continued growth also will require the implementation of enhanced operational and financial systems, will require additional management, operational and financial resources and could place a strain on the Company's operations and resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain its growth. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected.

RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS AND EXPANSION

        The Company acquired Brann in March 1997, Bounty in July 1997, Halliday Jones Sales Limited ("Halliday Jones") in August 1997 and RDL in November 1997, its first international acquisitions. A key component of the Company's growth strategy is continued international expansion. There can be no assurance that the Company will be able to successfully acquire companies, or integrate acquired companies to expand its international operations. In addition, there are certain risks inherent in conducting international business, including exposure to currency fluctuations, difficulties in complying with a variety of foreign laws, unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and consequently on the Company's business, results of operations or financial condition.

ADVERSE EFFECT OF FOREIGN EXCHANGE RATES ON RESULTS OF OPERATIONS

        As a result of the acquisitions of Brann, Bounty, Halliday Jones and RDL, approximately 42% of the Company's revenues in the first nine months of 1997 were from outside of the United States, the vast majority of which were denominated in British pounds. The U.S. dollar value of the Company's revenues varies with currency exchange rate fluctuations. Significant increases in the value of the U.S. dollar relative to the British pound could have a material adverse effect on the Company's results of operations. The Company continually evaluates its exposure to exchange rate risk but does not currently hedge such risk.

DEPENDENCE ON TREND TOWARD OUTSOURCING

        The Company's business and growth depend in large part on the trend toward outsourcing of marketing services. There can be no assurance that this trend in outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend generally, or a trend in the telecommunications or pharmaceutical industry not to use, or to reduce the use of, outsourced marketing services, such as those provided by the Company, would have a material adverse effect on the Company.


COMPETITIVE AND FRAGMENTED INDUSTRY

        The industry in which the Company competes is highly competitive and fragmented. The Company competes with providers of other forms of advertising and marketing media, such as direct mail, television, radio and other advertising media. The Company also competes with the internal marketing capabilities of clients and prospective clients. The Company competes as well with other marketing services firms, ranging in size from very small firms offering special applications or short-term projects to large independent firms. A number of competitors have capabilities and resources equal to, or greater than, the Company's. There can be no assurance that, as the Company's industry continues to evolve, additional competitors with greater resources than the Company will not enter the industry (or particular segments of the industry) or that the Company's clients will not choose to conduct more of their targeted marketing services internally or through alternative marketing media. Although the Company intends to monitor industry trends and respond accordingly, there can be no assurance that the Company will be able to anticipate and successfully respond to such trends in a timely manner. In addition, many of the Company's initial sources for names in its databases could also be available to a competitor wishing to develop a data delivery business.

DEPENDENCE ON LABOR FORCE

        Many aspects of the Company's business are very labor intensive and experience high personnel turnover. Many of the Company's employees receive hourly wages plus commissions, if earned. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiencies and productivity. The Company's operations typically require specially trained persons, such as those employees who market services and products in languages other than English and those independent contractors in the pharmaceutical detailing business. Growth in the Company's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to hire, train and retain a sufficient labor force of qualified persons.

RELIANCE ON TECHNOLOGY; RISK OF BUSINESS INTERRUPTION

        The Company has invested significantly in sophisticated and specialized telecommunications and computer technology and has focused on the application of this technology to provide customized solutions to meet many of its clients' needs. In addition, the Company has invested significantly in sophisticated end-user databases and software that enable it to market its clients' products to targeted markets. The Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology and end-user databases on a timely basis in the future in order to maintain its competitiveness. In addition, the Company's business is dependent on its computer and telephone equipment and software systems, and the temporary or permanent loss of such equipment or systems, through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, could have a material adverse effect on the Company's business. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur in any such event.

DEPENDENCE ON KEY PERSONNEL

        The success of the Company depends in large part upon the abilities and continued service of its executive officers and other key employees, particularly Daniel M. Snyder, Chairman of the Board of Directors and Chief Executive Officer. There can be no assurance that the Company will be able to retain the services of such officers and employees. The failure of the Company to retain the services of Mr. Snyder or of other key personnel could have a material adverse effect on the Company. The Company has employment agreements with certain executive officers, including Mr. Snyder, and also has non-competition agreements with certain key personnel, including each of its executive officers. Courts, however, are at times reluctant to enforce such non-competition agreements. In addition, many of the Company's executive officers and other key personnel either are participants in the Company's 1996 Stock Incentive Plan or hold a significant amount of Common Stock (as is the case with Mr. Snyder). The Company believes that these interests increase the incentives such key employees have to remain with the Company. In order to support its growth, the Company will be required to effectively recruit, hire, train and retain additional qualified management personnel. The inability of the Company to attract and retain the necessary personnel could have a material adverse effect on the Company.

GOVERNMENT REGULATION

        The Company's business conducted in the U.S. is subject to various federal and state laws and regulations. Certain portions of the Company's industry have become subject to an increasing amount of federal and state regulation in the past five years. The Federal Communications Commission's (the "FCC") rules under the Federal Telephone Consumer Protection Act of 1991 limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA") broadly authorizes the Federal Trade Commission ("FTC") to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued regulations under the TCFAPA which, among other things, require telemarketers to make certain disclosures when soliciting sales. The Company believes its operating procedures comply with the telephone solicitation rules of the FCC and FTC. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance.

        A number of states have enacted or are considering enacting legislation to regulate telephone and door-to-door solicitations. For example, telephone sales in certain states cannot be final unless a written contract is delivered to and signed by the buyer, and such a contract may be canceled within three business days. Other states require third-party verification for door-to-door solicitation.

        Several of the industries in which the Company's clients operate are subject to varying degrees of governmental regulation, particularly the telecommunications, pharmaceuticals and healthcare industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

        One of the significant regulations of the FCC applicable to long distance carriers, including GTE (a client of the Company), prohibits the unauthorized switching of subscribers' long distance carriers, known in the industry as "slamming." A fine of up to $100,000 may be imposed by the FCC for each instance of slamming. In order to prevent unauthorized switches, federal law requires that switches authorized over the telephone, such as through the Company's teleservices, be verified contemporaneously by a third party. The Company believes its procedures comply with this third-party verification requirement.

        Third-party verification generally is not required for switches obtained in person, such as those obtained by members of the Company's Direct Services field sales force. The Company's training and other procedures are designed to prevent unauthorized switching. However, as with any field sales force, the Company cannot completely ensure that each employee will always follow the Company's mandated procedures. Accordingly, it is possible that employees may in some instances engage in unauthorized activities, including slamming. The Company investigates customer complaints reported to it by its telecommunications clients and reports the results to its clients. To the Company's knowledge, no FCC complaint has been brought against any of its clients as a result of the Company's services, although the Company believes that the FCC is examining the sales activities of long distance telecommunications providers, including the Company's clients, and the activities of outside vendors, such as the Company, used by such providers. If any complaints were brought, the Company's client might assert that such complaints constituted a breach of its agreement with the Company and, if material, seek to terminate the contract. Any termination by GTE would be likely to have a material adverse effect upon the Company's business. If such complaints resulted in fines being assessed against a client of the Company, the client could seek to recover such fines from the Company. Any amounts recovered from the Company would reduce the Company's net income.

        In connection with the handling and distribution of samples of pharmaceutical products, the Medical Services group is subject to regulation by its clients, the Prescription Drug Marketing Act of 1987 and other applicable federal, state and local laws and regulations in the United States and certain regulations of the United Kingdom and European Union. Pharmaceutical companies and the health care industry in general are subject to significant U.S. federal and state and European regulation. In particular, regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomic or infeasible for pharmaceutical companies to market their products through medical marketing detailers. Other changes in the domestic and international regulation of the pharmaceutical industry could also have a material adverse effect on the Medical Services group.

        Two bills introduced in the last session of Congress included provisions requiring parental consent to any sale of lists of names of minors. Though neither of these bills was reported out of committee, there can be no assurance that similar legislation will not be passed in the future. In addition, similar legislative initiatives have occured or are pending in various states, although to the Company's knowledge no such legislation has become law. Any substantial legal restriction on the use or sale of marketing lists could have a material adverse effect on the Company's results of operations.

        The uncertainty of the regulatory environment is increased by the fact that the Company generates and receives data from many sources. As a result, there are many ways both domestic and foreign governments might attempt to regulate the Company's use of its data. Any such restriction could materially adversely affect the Company's financial condition and results of operations.

        The services offered by the Direct Services group may be subject to certain regulations of the U.K. and the European Union, including regulations relating to inbound and outbound teleservices, advertising content, promotions of financial products, activities requiring customers to send money with mail orders and the maintenance and use of customer data held on databases. In addition, the printing facility utilized by the Direct Services group is also subject to certain environmental regulations regarding the storage and disposal of certain chemicals involved in the printing process. The Company believes that the Direct Services group is substantially in compliance with applicable regulations. There can be no assurance, however, that additional U.K. or European Union legislation, or changes in the regulatory implementation, would not limit the activities of the Direct Services group or significantly increase the cost of regulatory compliance.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

        The Company could experience quarterly variations in revenues and operating income as a result of many factors, including the timing of clients' marketing campaigns, the implementation of new products or services, the timing of additional selling efforts and the general and administrative expenses to acquire and support such new business and changes in the Company's revenue mix among its various service offerings. In connection with certain contracts, the Company could incur costs in periods prior to recognizing revenue under those contracts. In addition, the Company must plan its operating expenditures based on revenue forecasts, and a revenue shortfall below such forecast in any quarter would be likely to affect adversely the Company's operating results for that quarter.

SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS

        The Company has outstanding an aggregate of 52,102,940 shares of Common Stock. Of the 52,102,940 shares, 24,549,249 shares are freely transferable without restriction or further registration under the Securities Act, 105,000 shares owned by the Selling Stockholders may be offered for resale pursuant hereto and 27,448,691 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act and will not be able to be sold other than pursuant to an effective registration statement under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act, or subject to the volume limitations of Rule 144 under the Securities Act. In addition, shares of Common Stock to be issued upon the exercise of certain options will be freely transferable upon such exercise.

        On September 24, 1997, D.M.S. Endowment, LLC, a limited liability company of which Daniel M. Snyder and Michele D. Snyder are the beneficial owners, F.D. Sutton, LLC, a limited liability company of which Fred Drasner is the beneficial owner, USN College Marketing, L.P., a limited partnership of which Mortimer B. Zuckerman, the MBZ Trust of 1996 and Fred Drasner are the beneficial owners, and A.O. Roberts, LLC, a limited liability company of which Dr. A.O. Roberts is the beneficial owner, entered into a forward purchase contract (the "Contract") with the Snyder STRYPES Trust, a Delaware business trust (the "Trust"). Pursuant to the Contract, such stockholders are obligated to deliver to the Trust an aggregate of up to 5,175,000 shares of Common Stock owned by such stockholders, or cash equal to the value thereof, three years from the date of the Contract. Prior to any such delivery, such stockholders will retain voting and dividend rights with respect to the shares that are the subject of the Contract.

        Pursuant to agreements, Mr. Snyder and certain of the Company's other stockholders are entitled to certain registration rights with respect to their shares of Common Stock. If such stockholders, by exercising such registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock.

        Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and the ability of the Company to raise additional capital or engage in business combinations through sales of additional shares of Common Stock.

CONTROL BY PRINCIPAL STOCKHOLDERS

        Daniel M. Snyder, the Chairman of the Board of Directors and Chief Executive Officer of the Company, and Michele D. Snyder, Vice Chairman, President, Chief Operating Officer and a director of the Company, beneficially own approximately 19.3% and 6.4%, respectively, of the outstanding shares of Common Stock. As a result, Mr. Snyder individually, and he and Ms. Snyder if they act in concert, have the ability to exercise substantial influence over the Company's business by virtue of their voting power with respect to the election of directors and all other matters requiring action by stockholders. Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

        The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by the Company's stockholders to change management more difficult. Such provisions include the requirement that the Company's stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors of the Company (the "Board") and for new business to be conducted at any meeting of the stockholders. In addition, the Certificate of Incorporation allows the Board to issue up to 5,000,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by the Company in the future. While the Company has no present intention to issue any shares of preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to certain anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of discouraging, delaying or preventing a change of control of the Company.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

        The public trading market for Common Stock was first established after the Company's initial public offering in September 1996. Between the date of the Company's initial public offering and January 20, 1998, the market price of Common Stock has traded at a high of $38.94 per share and a low of $17.75 per share.

        Future announcements concerning the Company or its competitors, including quarterly results, innovations, new product introductions, governmental regulation, litigation or changes in earnings estimates published by analysts may cause the market price of Common Stock to fluctuate significantly. The stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many emerging growth companies which often have been unrelated to the operating performance or prospects of these companies. These fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of Common Stock. There can be no assurance that the market price of Common Stock will not decline below its present market price. The market price of Common Stock is based upon anticipated future earnings growth. Furthermore, the Company is reliant on a core group of key customers. Any loss of any of these customers could be detrimental to the market price of Common Stock. See "-Reliance on Significant Clients." The future market price of Common Stock will depend on delivering results anticipated by public investors. Any failure to meet specific expectations may have an adverse effect on the market price of Common Stock.


                                 USE OF PROCEEDS

        The Shares are being offered hereby solely for the accounts of the Selling Stockholders pursuant to a registration rights agreement. The Company will not receive any proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

        Each of the Selling Stockholders listed below is a party to a shelf registration rights agreement with the Company entered into on November 28, 1997 in connection with the acquisition by the Company of RDL (the "RDL Registration Rights Agreement"). Pursuant to the RDL Registration Rights Agreement, Snyder has filed the Registration Statement of which this Prospectus forms a part and has also agreed to bear certain expenses related thereto and to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the federal securities laws.

        Snyder has filed with the Commission the Registration Statement of which this Prospectus forms a part with respect to the sale by the Selling Stockholders of the Shares from time to time on the NYSE or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or otherwise, as more fully described below under "Plan of Distribution." Pursuant to the RDL Registration Rights Agreement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective (subject to the Company's right to require Selling Stockholders to suspend their use of this Prospectus under certain circumstances), until the earlier of such time as all of the securities covered by the Registration Statement have been sold pursuant thereto or the first anniversary of the closing date of the RDL acquisition.


                  The table below sets forth certain information regarding the beneficial ownership of the Shares by each Selling Stockholder prior to the offering and as adjusted to give effect to the sale of all of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares and the Selling Stockholders may offer the Shares for sale from time to time. See "Plan of Distribution."

                    Beneficial Ownership       Number of    Beneficial Ownership
                    at January 20, 1998(1)     Shares           After Offering
                                               Covered by
                        Number       Percent   by this       Number      Percent
Selling Stockholders    of Shares    of Class  Prospectus    of Shares  of Class
--------------------    ---------    --------  ----------    ---------  --------

Bear, Stearns & Co. Inc.    52,500       *        52,500         -           -

Merrill Lynch, Pierce,      52,500       *        52,500         -           -
  Fenner & Smith
  Incorporated



------------------------------------------------------
*  Less than 1.0%

(1) Based upon 52,102,940 shares of Common Stock outstanding as of January 20, 1998.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders in transactions effected on the NYSE or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which any of the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

         In connection with the distribution of the Shares, certain of the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery of the Shares to the broker-dealer. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned, or upon a default, the broker-dealer may effect sales of the pledged shares.

         Any broker-dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Securities from or through such broker-dealer.

        Under the RDL Registration Rights Agreement, Snyder is required to use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, upon the request of a holder of securities covered by the RDL Registration Rights Agreement, to make publicly available other information necessary to permit sales of their securities pursuant to Rules 144 and 144A.

        Pursuant to the RDL Registration Rights Agreement, Snyder is required to bear all fees and expenses incurred in connection with the registration of the Shares, other than fees and expenses of the Selling Stockholders' counsel. Each of Snyder and the Selling Stockholders has agreed to indemnify the other against certain civil liabilities, including certain liabilities arising under the Securities Act and Exchange Act, or, to the extent such indemnification is unavailable or otherwise limited, to contribute to the amount paid or payable in connection therewith.


                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the related schedule included in the Company's Registration Statement on Form S-1 (Registration No. 333-33691) and incorporated by reference in this Prospectus and elsewhere in the Registration Statement, as well as the supplemental consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the related supplemental schedule included in the Company's Current Report on Form 8-K, filed with the Commission on January 21, 1998 and incorporated by reference in this Prospectus and elsewhere in the Registration Statemet have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to the operations of Brann and its subsidiaries and American List and its subsidiaries its opinion is based on the reports of other independent public accountants, namely Price Waterhouse, Chartered Accountants and Registered Auditors and Grant Thornton LLP. Insofar as the financial statements and related schedule referred to above relate to amounts included for American List or Brann they have been incorporated by reference herein in reliance upon the authority of those firms as experts in giving said reports.

         The consolidated financial statements of Brann and its subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, have been audited by Price Waterhouse, Chartered Accountants, as set forth in its report thereon incorporated by reference herein.

         The consolidated financial statements of American List and its subsidiaries as of February 28, 1997 and February 29, 1996 and for each of the years in the three-year period ended February 28, 1997, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in its report thereon incorporated by reference herein.

===========================================  ===================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE            SNYDER COMMUNICATIONS, INC.
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS AND, IF
GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED BY THE                        105,000 SHARES
COMPANY. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY ANY
SECURITY OTHER THAN THE SHARES OF COMMON
STOCK OFFERED HEREBY, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A                         COMMON STOCK
SOLICITATION OF ANY OFFER TO BUY SHARES
OF COMMON STOCK BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION IS NOT AUTHORIZED, OR IN
WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO,
OR TO ANY PERSON TO WHOM IT IS UNLAWFUL
TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER                  ----------
ANY CIRCUMSTANCES, CREATE ANY                             PROSPECTUS
IMPLICATION THAT INFORMATION CONTAINED                    ----------
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF.

                                                                , 1998
        TABLE OF CONTENTS
                                        PAGE
                                        ----

Available Information......................2
Incorporation of Certain Information
  by Reference.............................3
Summary....................................4
Risk Factors...............................6
Use of Proceeds...........................12
Selling Stockholders......................13
Plan of Distribution......................14
Legal Matters.............................14
Experts...................................15

============================================  ==================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The estimated amounts of the expenses of and related to offering are as follows:

         Registration Fee -- Securities and Exchange Commission.... $   1,152
         Accounting fees and expenses..............................   300,000
         Legal fees and expenses...................................    50,000
         Miscellaneous............................................. $  13,848

         Total..................................................... $ 365,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

         Snyder's Bylaws provide that Snyder shall indemnify, to the full extent and under the circumstances permitted by the DGCL in effect from time to time, any past, present or future director or officer, made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent, or was serving in such capacities at another entity at the specific request of Snyder, on the same conditions provided by the DGCL. Snyder's Bylaws further provide that Snyder shall indemnify any such person in any threatened, pending or completed action or suit by or on behalf of Snyder under similar conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to Snyder. In addition, Snyder's Bylaws provide that the Board of Directors may also grant indemnification to any individual other than an officer or director, as it may determine in its sole discretion.

         As permitted by Section 102(b)(7) of the DGCL, Snyder's Certificate of Incorporation contains a provision eliminating the personal liability of a director to Snyder or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

         Snyder maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a)  Exhibits

 EXHIBIT NO.                                 DESCRIPTION
 ----------                                  -----------

    2.1 Agreement and Plan of Merger, dated as of March 18, 1997, among the Registrant, Snyder G Acquisition, Inc. and American List Corporation.(1)
    2.2 Recommended Offer by the Registrant for Brann Holdings Limited, dated March 21, 1997.(1)
    2.3 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp., MMD, Inc. and the stockholders of MMD, Inc., dated as of January 6, 1997.(2)
    3.1     Certificate of Incorporation of the Registrant.(3)
    3.2     By-laws of the Registrant.(3)
    4.1 Instruments defining the rights of securityholders: Reference is made to exhibits 3.1 and 3.2.
    4.2 Form of certificate evidencing shares of Common Stock of the Registrant.(3)
    4.3 Exchange Agreement by and among the Registrant, Snyder Marketing Services, Inc., each of the stockholders of Snyder Marketing Services, Inc. and each of the limited partners of Snyder Communications, L.P., dated September 4, 1996.(3)
    4.4 Shelf Registration Rights Agreement, dated as of November 28, 1997, among the Registrant and the Shareholders listed on the signature page thereof.
      5 Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock of the Registrant.
   23.1     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).
   23.2     Consent of Arthur Andersen LLP.
   23.3     Consent of Grant Thornton LLP.
   23.4 Consent of Price Waterhouse, Chartered Accountants and Registered Auditors.
     24 Power of Attorney (included as part of the signature page of this Registration Statement).

 --------------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 18, 1997, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated January 6, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended, dated September 23, 1996, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 21st day of January, 1998.

                                         SNYDER COMMUNICATIONS, INC.

                                         By: /s/ Daniel M. Snyder
                                             ----------------------------------
                                             Daniel M. Snyder
                                             Chairman of the Board of Directors
                                             and Chief Executive Officer



                                POWER OF ATTORNEY

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel M. Snyder, Michele D. Snyder and A. Clayton Perfall, and each and either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



                   SIGNATURE                                        TITLE                              DATE
                   ---------                                        -----                              ----

/s/ Daniel M. Snyder                                                                              January 21, 1998
-----------------------------------------------   Chairman of the Board of
               Daniel M. Snyder                   Directors and Chief Executive
                                                  Officer

/s/ Michele D. Snyder                                                                             January 21, 1998
-----------------------------------------------   Vice Chairman, President, Chief
               Michele D. Snyder                  Operating Officer and Director




                                      II-5

/s/ A. Clayton Perfall
-----------------------------------------------   Chief Financial Officer and                     January 21, 1998
              A. Clayton Perfall                  Director


/s/ David B. Pauken
-----------------------------------------------   Chief Accounting Officer and                    January 21, 1998
                David B. Pauken                   Secretary


/s/ Mortimer B. Zuckerman
-----------------------------------------------   Director                                        January 21, 1998
             Mortimer B. Zuckerman


/s/ Fred Drasner
-----------------------------------------------   Director                                        January 21, 1998
                 Fred Drasner


/s/ Philip Guarascio
-----------------------------------------------   Director                                        January 21, 1998
               Philip Guarascio


/s/ Mark E. Jennings
-----------------------------------------------   Director                                        January 21, 1998
               Mark E. Jennings



                                  EXHIBIT INDEX

 EXHIBIT NO.                           DESCRIPTION
 ----------                            -----------

       2.1 Agreement and Plan of Merger, dated as of March 18, 1997, among the Registrant, Snyder G Acquisition, Inc. and American List Corporation.(1)
       2.2 Recommended Offer by the Registrant for Brann Holdings Limited, dated March 21, 1997.(1)
       2.3 Agreement and Plan of Merger among the Registrant, Snyder Acquisition Corp., MMD, Inc. and the stockholders of MMD, Inc., dated as of January 6, 1997.(2)
       3.1     Certificate of Incorporation of the Registrant.(3)
       3.2     By-laws of the Registrant.(3)
       4.1 Instruments defining the rights of securityholders: Reference is made to exhibits 3.1 and 3.2.
       4.2 Form of certificate evidencing shares of Common Stock of the Registrant.(3)
       4.3 Exchange Agreement by and among the Registrant, Snyder Marketing Services, Inc., each of the stockholders of Snyder Marketing Services, Inc. and each of the limited partners of Snyder Communications, L.P., dated September 4, 1996.(3)
       4.4     Shelf Registration Rights Agreement, dated as of November
               28, 1997, among the Registrant and the Shareholders listed on the signature page thereof.
         5     Opinion of Weil, Gotshal & Manges LLP as to the legality of the Common Stock of the Registrant.
      23.1     Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).
      23.2     Consent of Arthur Andersen LLP.
      23.3     Consent of Grant Thornton LLP.
      23.4 Consent of Price Waterhouse, Chartered Accountants and Registered Auditors.
        24 Power of Attorney (included as part of the signature page of this Registration Statement).
----------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated March 18, 1997, and incorporated herein by reference.
(2) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K, dated January 6, 1997, and incorporated herein by reference.
(3) Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1, as amended, dated September 23, 1996, and incorporated herein by reference.



                                      II-7